Exhibit 16

LeMaster & Daniels, PLLC

601 West Riverside Ave.

Suite 700

Spokane, WA 99201

(509) 624-4315

April 21, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read the seven paragraphs included in Part II, Item 9 titled, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of Form 10-K of Genesis Financial, Inc. dated April 21, 2010, expected to be filed with the Securities and Exchange Commission on, or about April 22, 2010 and are in agreement with the statements concerning our firm in those paragraphs.

Sincerely,

/s/ LeMaster & Daniels, PLLC

LeMaster & Daniels, PLLC

Spokane, Washington